Sheet1

For the Period Ending: 09/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the semi-annual period ended September 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/17/2001	$201,938	Delaware Funding Corp	5.00%	05/02/2001
05/01/2001	200,000	General Electric Capital	5.20	05/29/2001
08/27/2001	100,000	Falcon Asset Sec	3.70	09/07/2001
08/27/2001	110,687	Falcon Asset Sec	3.66	09/06/2001

Last Updated on 11/28/2001
By Win95 User